CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Dignyte, Inc. on Form S-1/A of our audit report, dated May 15, 2012 relating to the accompanying balance sheet as of December 31, 2011 and the related statements of operations, stockholders’ deficit, and cash flows from inception (April 7, 2011) through December 31, 2011 , which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
August 20, 2012